Exhibit (h)1.14

LETTER AGREEMENT

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Amended and Restated Transfer Agency and Service Agreement

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008, RIC hereby advises you that it is creating a new fund to be named the Russell Commodity Strategies Fund (the “New Fund”). RIC desires RFSC to serve as Transfer Agent with respect to the New Fund pursuant to the terms and conditions of the Transfer Agency and Service Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Fund by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted this _____ day of _________________.

RUSSELL FUND SERVICES COMPANY

By:
Greg J. Stark
President